Sam Gilliland and Lew Moorman Elected to Rackspace Hosting Board of Directors

SAN ANTONIO, August 5, 2011-- Rackspace Hosting, Inc. (NYSE: RAX), the service leader in cloud computing, today announced that Sam Gilliland and Lew Moorman were elected to Rackspace's Board of Directors on August 1, 2011.

"Through innovation and our focus on Fanatical Support®, Rackspace continues to deliver world-class service outcomes in cloud computing for our customers.” said Lanham Napier, president and CEO, Rackspace Hosting. "We are honored to have Sam Gilliland join us in our mission to build one of the world's greatest service companies.  We're also pleased to add to our board Lew Moorman, who has been instrumental in making us the service leader in cloud computing.  His strategic vision has helped drive our company forward in a turbulent industry, and has particularly inspired our talent-based acquisitions of companies such as Cloudkick and ANSO Labs. We are confident that the addition of Sam and Lew will help ensure the continued success of Rackspace.”

Gilliland is Chairman and CEO of Sabre Holdings, a global technology company serving the world's largest industry - travel and tourism, where his love of travel, entrepreneurial spirit, and technical expertise inspire him to lead 10,000 employees in 60 countries, spanning all segments of the travel industry. He was appointed to the role in 2003.
Prior to that, Gilliland served in several senior leadership positions at Sabre Holdings including president and CEO of Travelocity, executive vice president and chief marketing officer of Sabre Holdings, group president of the company's Airline Solutions business, and senior vice president and general manager of Sabre Business Travel Solutions, a start-up venture within the company.
Before joining Sabre Holdings in 1988, Gilliland worked as an electrical engineer for Lockheed Missiles and Space in Austin, Texas.
A recognized leader in the travel and tourism industry, Gilliland was appointed to the President's Management Advisory Board by U.S. President, Barack Obama, in March 2011. He also serves on the U.S. Commerce Department's Travel and Tourism Advisory Committee to Secretary of Commerce Gary Locke. Gilliland holds an M.B.A. from the University of Texas at Dallas and a bachelor's degree in electrical engineering from the University of Kansas.

Lew Moorman is Rackspace's Chief Strategy Officer and President of Rackspace's Cloud business. Moorman's leadership has helped Rackspace become a rising star in the technology world having grown from a start-up to 3,500 employees in the last decade. Moorman joined Rackspace in 2000 and has played an instrumental role in building the company into a leader in the cloud computing industry.

As Rackspace's Chief Strategy Officer, Moorman drives strategic planning, product development and new business initiatives across the company. He also serves as President of Rackspace's Cloud business, leading the company's fastest growing business unit. Before joining Rackspace, Moorman held several positions at the management-consulting firm McKinsey & Company, advising high technology clients on critical strategic issues.

Moorman serves as a commissioner on Tech America's Cloud2 Commission, supporting the federal government's exploration and adoption of cloud services. Additionally, Moorman serves on the Texas Biomedical Research Institute board of trustees as well as the Kinetic Kids board of directors. Moorman received a B.A. from Duke University and a J.D. from Stanford Law School.

About Rackspace Hosting

Rackspace Hosting is the service leader in cloud computing, and a founder of OpenStack, an open source cloud platform. The San Antonio-based company provides Fanatical Support® to its customers, across a portfolio of IT services, including Managed Hosting and Cloud Computing. Rackspace has been recognized by Bloomberg BusinessWeek as a Top 100 Performing Technology Company and was featured on Fortune's list of 100 Best Companies to Work For. The company was also positioned in the Leaders Quadrant by Gartner Inc. in the “2010 Magic Quadrant for Cloud Infrastructure as a Service and Web Hosting.” For more information, visit www.rackspace.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Rackspace Hosting could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements concerning anticipated operational and financial benefits from Rackspace strategies related to additions or changes in leadership, any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the continuation of the current difficult economic conditions or further fluctuations, disruptions, instability or downturns in the economy, the effectiveness of managing company growth, infrastructure failures, technological and competitive factors, regulatory factors, and other risks that are described in our Form 10-Q for the quarter ended March 31, 2011, which was filed with the SEC on May 10, 2011. Except as required by law, Rackspace Hosting assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Media Contact:
Rachel Ferry
Corporation Communications, Rackspace Hosting
210-312-3732
rachel.ferry@rackspace.com